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 FORM 3                                                   OMB APPROVAL
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                                                  OMB Number:..........3235-0104
                                                  Expires: ....December 31, 2001
                                                  Estimated average burden
                                                  hours per response ........0.5
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


(Print or Type Responses)

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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
  TransWestern Publishing Company LLC         Statement                     Trading Symbol                      of Original
----------------------------------------      (Month/Day/Year)            WorldPages.com, Inc. (WPZ)            (Month/Day/Year)
     (Last)     (First)     (Middle)           04/26/01                  ----------------------------------
  8344 Clairemont Mesa Boulevard           ----------------------------  5. Relationship of Reporting        -----------------------
----------------------------------------   3. IRS Identification            Person(s) to Issuer              7. Individual or Joint/
             (Street)                         Number of Reporting           (Check all applicable)              Group Filing (Check
 San Diego       California  92111            Person, if an entity             Director     X    10% Owner      Applicable Line)
--------------------------------------        (Voluntary)                -----            -----                     Form filed by
      (City)      (State)      (Zip)                                           Officer           Other       -----  One Reporting
                                           ----------------------------  ----- (give      -----  (specify           Person
                                                                               title below)      below)        X    Form filed by
                                                                                                             -----  More than One
                                                                         ----------------------------------         Reporting Person
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                                      TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 5(b)(v).                                            (Over)
10410602v1                                                                                                           SEC 1473 (3-99)
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
 FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deriv-        ative
                                                                                      ative         Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

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Explanation of Responses:






**    Intentional misstatements or omissions of facts constitute                      /s/ JOAN M. FIORITO               05/07/01
      Federal Criminal Violations.                                               -----------------------------------  --------------
                                                                                 By: **Signature of Reporting Person       Date
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained   Name: Joan M. Fiorito
in this form are not required to respond unless the form displays a currently     Its:  Vice President, Chief
valid OMB number.                                                                       Financial Officer and
                                                                                        Assistant Secretary
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                              ATTACHMENT TO FORM 3


Designated Filer:                           TransWestern Publishing Company LLC
Issuer and Ticker Symbol:                   WorldPages.com, Inc. (WPZ)
Date of Event Requiring Statement:          04/26/01

Additional Filers: Pursuant to Instruction 5(b)(v) of the General Instructions to Form 3, this Form 3 is also being filed on behalf of the following Reporting
Persons:


TransWestern Communications Company, Inc.     WorldPages Merger Subsidiary, Inc.
c/o TransWestern Publishing Company LLC       c/o TransWestern Publishing Company LLC
8344 Clairemont Mesa Boulevard                8344 Clairemont Mesa Boulevard
San Diego, California 92111                   San Diego, California 92111.


Signature:                                    Signature:

TRANSWESTERN COMMUNICATIONS                   WORLDPAGES MERGER SUBSIDIARY, INC.
COMPANY, INC.


By:   /s/ Joan M. Fiorito                     By:   /s/ Joan M. Fiorito
      --------------------------------              --------------------------------
Name: Joan M. Fiorito                         Name: Joan M. Fiorito
Its:  Chief Financial Officer and             Its:  Vice President, Chief Financial
      Assistant Secretary                           Officer and Secretary
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